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                                                                    EXHIBIT 99.1


                                  MAY 25, 1995
                                 PRESS RELEASE

         Uranium Resources, Inc. announced that on Thursday, May 25, 1995 it consummated a $6 million loan from mutual funds managed by Ryback Management Company. The loan is for a term of three years, bears interest at an annual rate of 6.5% per annum and is convertible into shares of URI common stock at an initial conversion price of $4.00 per share. The loan is secured by a mortgage on URI's Rosita and Kingsville Dome Uranium properties in Texas. In addition, the lenders received a three-year warrant to purchase 1.5 million shares of URI common stock at an initial purchase price of $4.00 per share. The Company further announced that it plans to use the proceeds to commence production of Uranium and for working capital services.